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                     August 25, 2022

       Todd L. Boehly
       Chief Executive Officer and Chief Financial Officer
       Horizon Acquisition Corporation II
       600 Steamboat Road, Suite 200
       Greenwich, CT 06830

                                                        Re: Horizon Acquisition
Corp II
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 12,
2022
                                                            File No. 001-39631

       Dear Mr. Boehly:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              William Howell